Consent of Independent Certified Public Accountants


We hereby consent to the incorporation by reference and use of our report dated July 28, 1994, which appears on page 31 of Donnelly Corporation's Annual Report to Shareholders for 1994, in that corporation's previously filed Form S-8 Registration Statements for that corporation's 1987 Stock Option Plan and 1987 Employees' Stock Purchase Plan.





/s/BDO SEIDMAN

Grand Rapids, Michigan
September 27, 1994